Exhibit 99.1

Media Contact: Kelly Krueger Weber Shandwick 415.248.3415 kkrueger@webershandwick.com	Investor Contact: Margie Ramirez Peet’s Coffee & Tea, Inc. 510.594.2100 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS RECORD FOURTH QUARTER
AND FULL-YEAR 2004 RESULTS

EMERYVILLE, Calif. - February 16, 2005 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its fourth quarter and annual results for the period ended January 2, 2005, which included 14 weeks and 53 weeks, respectively. The fiscal fourth quarter and fiscal year ended December 28, 2003, included 13 weeks and 52 weeks, respectively.

In this release, the company:

•	Reports sales growth for the year of 19.4 percent, exceeding previous guidance of 18 percent on a 52-week basis for both fiscal 2004 and 2003;

•	Achieves full year earnings per share at the high end of previous guidance, reporting 63 cents, which includes a $0.03 charge to adjust accounting treatment for leases;

•	Reports opening 17 new retail locations during the year for a total of 92 at year end; and

•	Confirms 2005 guidance of 20 percent sales growth and 74 cents per share.

For the 14 weeks ended January 2, 2005, net revenues increased 30.6 percent to $45.1 million from $34.5 million for the corresponding period of fiscal 2003. Net revenues increased 23.0 percent when calculated on a comparative 13-week basis for both fiscal 2004 and 2003.

Net earnings for the 14 weeks ended January 2, 2005, increased 19.1 percent to $3.2 million from $2.7 million for the corresponding 13-week period of fiscal 2003. Diluted earnings per share were $0.23 for the 14-week period of fiscal 2004 compared to $0.20 per share for the corresponding 13-week period of fiscal 2003. The earnings for the quarter and the year include $0.8 million ($0.5 million after tax) of costs for accounting adjustments related to current and prior years’ impact of a change in interpretation related to accounting for leases. This adjustment had a $0.03 impact on both the quarter and the full year.

For the 53-week fiscal year ended January 2, 2005, revenues increased 21.6 percent to $145.7 million from $119.8 million for fiscal 2003. Net revenues increased 19.4 percent when calculated on a comparative 52-week basis for both fiscal 2004 and 2003. Net earnings for fiscal 2004 increased 69.7 percent to $8.8 million from $5.2 million for fiscal 2003. Diluted earnings per

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Peet’s Coffee & Tea, Inc.
Reports Fourth Quarter and Full-Year 2004 Results

share were $0.63 for fiscal 2004, compared to $0.39 per diluted share for fiscal 2003.

“We are very pleased with our fourth quarter performance. The execution of our holiday programs and the success of our Holiday Blend coffee and tea gave our business a boost in all channels,” said Patrick O’Dea, president and chief executive officer of Peet’s Coffee & Tea, Inc. “We take great pride in the accomplishments of our people throughout the year that have enabled us to exceed our growth and earnings targets while continuing to provide coffees and teas of uncompromising quality across all distribution channels.”

Change in Accounting for Leases

Numerous companies with retail operations have recently announced adjustments to their accounting for leases. These adjustments were the result of recent changes in the interpretation of longstanding, generally accepted accounting principles and further guidance provided by the SEC. Upon review of all Peet's Coffee & Tea store leases dating back 39 years, the company determined that its current method of accounting for rent holidays and specific rent escalation terms are not consistent with the newly clarified interpretation expressed by the SEC in a letter released on February 7th of this year.

The cumulative adjustment necessary to conform our accounting with this new interpretation totaled $0.8 million ($0.5 million after tax) recorded as an increase in occupancy expense in the retail business channel. The portion of this adjustment related to 2004 full year was less than $0.1 million, with the remaining impact attributed to lease expense as far back as 1994. As the adjustment was not material to any prior financial statements, the full adjustment was recorded in the current financial statements and no adjustment will be made to prior financial statements. These changes do not impact the company’s historic or future cash flow or the timing or amount of lease payments, as it relates solely to accounting treatment. The company anticipates that the impact of this change will result in additional expense of approximately $0.1 million in 2005.

Consolidated Financial and Operating Summary

Retail revenues increased 26.7 percent to $30.4 million for the 14 weeks ended January 2, 2005, from $24.0 million for the corresponding period of fiscal 2003. Excluding the impact of the extra week in 2004, retail revenues increased 18.7 percent to $28.5 million. The increase was primarily attributable to the opening of 17 new retail stores in the last 12 months and growth in our existing stores.

Specialty revenues increased 39.4 percent to $14.7 million for the 14 weeks ended January 2, 2005, compared to $10.5 million for the corresponding period of fiscal 2003. Within specialty sales, the grocery business continues to grow the most rapidly, up 64.4 percent over last year. At the end of the quarter, Peet’s was in more than 3,500 grocery stores, or approximately 800 more

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Peet’s Coffee & Tea, Inc.
Reports Fourth Quarter and Full-Year 2004 Results

than the same period last year. The food service business also registered a healthy 44.3 percent growth, benefiting from new customers added in the year. Direct sales grew 19.7 percent, and the office business grew 23.5 percent during the quarter. Excluding the impact of the extra week in 2004, total specialty revenues increased 32.9 percent to $14.0 million.

Cost of sales and related occupancy costs increased to 46.2 percent of total net revenues for the 14 weeks ended January 2, 2005, compared to 45.4 percent for the corresponding 13-week period of fiscal 2003. This increase was driven by the lease accounting adjustment, which accounted for 1.7 percentage points of the increase, partially offset by a favorable impact of pricing taken during the quarter.

Operating expenses as a percentage of revenues increased to 31.7 percent for the 14 weeks ended January 2, 2005, from 30.6 percent for the corresponding period of fiscal 2003, primarily due to the increase in costs from the 17 new stores opened during the year. This was partially offset by improvements in specialty, primarily due to leverage gained on payroll-related expenditures distributed over an expanded revenue base.

Depreciation and amortization expenses increased to $1.6 million for the 14 weeks ended January 2, 2005, compared to $1.3 million for the corresponding period of fiscal 2003. The increase was primarily due to the opening of 17 new retail stores in the last 12 months. As a percentage of total net revenues, depreciation and amortization expenses decreased to 3.6 percent for the 14 weeks ended January 2, 2005, from 3.9 percent for the corresponding 13-week period of fiscal 2003, primarily due to the leverage of fixed depreciation expenses from the extra sales week in 2004.

General and administrative expenses increased to $2.5 million for the 14 weeks ended January 2, 2005, compared to $1.5 million for the corresponding period of fiscal 2003, primarily due to costs associated with Sarbanes-Oxley compliance and costs to support acceleration of the growth of the business. As a percentage of total net revenues, general and administrative expenses increased to 5.6 percent for the 14 weeks ended January 2, 2005, from 4.3 percent for the corresponding period of fiscal 2003.

The effective income tax rate for the 14 weeks ended January 2, 2005 was 34.9 percent compared to 40.2 percent for the corresponding period of 2003. The 2004 full year effective tax rate was 37.5 percent, compared to 40.2 percent for the full year 2003. The lower effective tax rate was primarily due to improved operating results and higher tax-exempt interest income.

The company ended 2004 with cash and cash equivalents plus investments of $63.4 million, compared to $59.2 million at year end 2003.

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Peet’s Coffee & Tea, Inc.
Reports Fourth Quarter and Full-Year 2004 Results

Fiscal 2005 Targets

Looking ahead, Peet’s provided additional detail on current fiscal 2005 targets:

•	The Company expects to open approximately 20 to 25 new stores in fiscal 2005;

•	Peet’s is targeting total net revenue growth of approximately 20 percent, excluding the impact of the 53rd week in fiscal 2004, resulting in net revenue of approximately $172 million;

•	Peet’s is targeting earnings per share of $0.74 for fiscal 2005, excluding any potential impact from the expensing of stock options;

•	The effective tax rate is targeted to be 39 percent; and

•	Capital expenditures are expected to be in the range of $16 to 17 million in fiscal 2005.

Peet’s Coffee & Tea, Inc. Q4 and 2004 Year-End Conference Call
Peet’s will report its fourth quarter and 2004 year-end earnings via conference call on Wednesday, February 16, 2005. The teleconference call will begin at 2 p.m. PT/5 p.m. ET and can be accessed by calling 1-800-406-5356 and using access code 8046255. The call will be simultaneously Webcast on Peet’s Web site at www.peets.com.

A replay of the teleconference will be available at 5 p.m. PT/8 p.m. ET through midnight ET on February 23, 2005 at 1-888-203-1112 or 719-457-0820, using access code 8046255. It will also be archived at http://investor.peets.com/medialist.cfm through February 16, 2006.

ABOUT PEET’S COFFEE & TEA, INC.
Founded in Berkeley, Calif. in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including specialty grocery and gourmet food stores, online and mail order, office and restaurant accounts and company-owned stores throughout the United States. Peet’s is committed to strategically growing its business and to maintaining a unique culture and focus on customer satisfaction. For information about Peet’s Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because of the uncertainties inherent in these forward-looking statements, the Company’s actual results could differ materially from those set forth in forward-looking statements.  The Company’s estimates regarding its operations and financial results are based on currently available operating and financial information and current competitive conditions.  Actual future results and trends may differ materially depending on a variety of factors including but not limited to, risks arising from accounting adjustments; the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 28, 2003. These risks may not be exhaustive. The Company operates in a continually changing business environment, and new risks emerge from time to time. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	14 weeks	13 weeks	53 weeks	52 weeks
	January 2,	December 28,	January 2,	December 28,
	2005	2003	2005	2003

Retail stores	$30,381	$23,971	$100,444	$85,765
Specialty sales	14,689	10,534	45,239	34,051
Net revenue	45,070	34,505	145,683	119,816

Operating expenses:
Cost of sales and related occupancy expenses	20,834	15,664	67,189	54,961
Operating expenses	14,270	10,568	48,530	38,751
Marketing and advertising expenses	1,162	1,168	3,775	4,525
Depreciation and amortization expenses	1,628	1,343	5,794	4,890
General and administrative expenses	2,538	1,471	7,262	9,193

Total operating costs and expenses	40,432	30,214	132,550	112,320

Income (loss) from operations	4,638	4,291	13,133	7,496

Interest income, net	(267)	(191)	(922)	(1,163)

Income (loss) before income taxes	4,905	4,482	14,055	8,659

Income tax provision (benefit)	1,713	1,802	5,270	3,481

Net income (loss)	$3,192	$2,680	$8,785	$5,178

Net income (loss) per share:
Basic	$0.24	$0.21	$0.66	$0.41
Diluted	$0.23	$0.20	$0.63	$0.39

Shares used in calculation of net income (loss) per share:
Basic	13,415	12,939	13,308	12,589
Diluted	14,110	13,495	13,951	13,236

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unuadited, in thousands)

	January 2,	December 28,
	2005	2003

ASSETS

Current Assets
Cash and cash equivalents	$11,356	$30,263
Short-term investments	-	12,328
Accounts receivable	4,600	3,115
Income tax receivable	-	340
Inventories	12,614	10,720
Deferred income taxes	1,403	563
Prepaid expenses and other	1,816	1,548
Total current assets	31,789	58,877

Property and equipment, net	40,588	32,322
Intangible and other assets, net	3,455	2,684
Long-term investments	52,057	16,572

Total assets	$127,889	$110,455

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$5,710	$4,770
Accrued compensation and benefits	4,266	4,157
Deferred revenue	2,394	1,346
Accrued litigation expense	-	2,343
Income tax payable	840	-
Other accrued liabilities	2,532	1,776
Total current liabilities	15,742	14,392

Deferred income taxes	838	10
Deferred lease credits and other long-term liabilities	2,182	819
Total liabilities	18,762	15,221

Shareholders' equity
Common Stock	93,091	87,808
Accumulated other comprehensive income (loss), net of tax	(152)	23
Retained earnings	16,188	7,403

Total shareholders' equity	109,127	95,234

Total liabilities and shareholders' equity	$127,889	$110,455